                                                                    EXHIBIT 12.2

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

    PRO FORMA COMPUTATION OF RATIO OF EARNINGS TOCOMBINED FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

  The following table reflects the proforma computation of the ratio of earnings to combined fixed charges and preferred dividends for the year and period indicated.

                                                                   THREE MONTHS
                                                       YEAR ENDED     ENDED
                                                      DECEMBER 31,  MARCH 31,
                                                          1994         1995
                                                      ------------ ------------
Pro Forma:
  Computation of Earnings:
  Loss from Continuing Operations
    Before Income Taxes, Extraordinary Item and
     Cumulative Effect of Change in Accounting for
     Income Taxes....................................  $(130,848)    $(20,367)
   Add:
    Interest Expense(1)..............................    389,006      105,263
    Interest Portion of Rent Expense.................      8,541        2,137
    Amortization of Capitalized Interest.............      2,333          674
      Equity in Net Loss of Affiliates...............     25,002       10,668
                                                       ---------     --------
                                                       $ 294,034     $ 98,375
                                                       =========     ========
  Computation of Fixed Charges:
    Interest Expense(1)..............................  $ 389,006      105,263
    Interest Portion of Rent Expense.................      8,541        2,137
    Capitalized Interest.............................      2,677        1,413
    Preferred Stock Preferences......................     36,800        9,603
    Preferred Dividends..............................     10,952        2,547
                                                       ---------     --------
                                                       $ 447,976     $120,963
                                                       =========     ========
  Ratio of Earnings to Combined Fixed Charges........        .66          .81
                                                       =========     ========
  Deficiency in Earnings Required to Cover Combined
   Fixed Charges and Preferred Dividends.............  $ 153,942     $ 22,588
                                                       =========     ========

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(1) Interest expense includes amortization of deferred financing costs.